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         21.1     SUBSIDIARIES OF REGISTRANT

         Automotive Performance Group, Inc. (APG) has the following subsidiaries:

         1. Zeropaper.com, Inc. (ZP) is a Delaware corporation that is wholly owned by APG.

         D'Artagnan Associates, Inc., a Delaware corporation, is wholly-owned by ZP.

         Boyds Wheels, Inc., a California corporation, is 80% owned by ZP. Hot Rods by Boyd, Inc., a California corporation, is wholly-owned by Boyds Wheels, Inc.

         Automotive Specialty Chemicals Group, Inc. (ASCG), a Delaware corporation formerly known as International Motor Sports Group, Inc., is wholly-owned by ZP. All the businesses owned by ASCG have been discontinued or remain only as a shell after most operating assets have been sold. Shell companies include Royal Purple Motor Oil, Inc., a Texas corporation.

         2. APG Special Purpose Sub, Inc. (SPS) is a Delaware corporation that is wholly owned by APG.

         SPS holds APG's minority ownership interest in PBT Brands, Inc. (PBT), a Delaware corporation.

Unless stated otherwise, each operating company does business under its own name.